Exhibit 10.5

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Manufacturing Services Agreement

Effective Date: May 18, 2020

PARTIES

PATHEON PHARMACEUTICALS INC.

a corporation existing under the laws of the State of Delaware, with its principal place of business at 2110 East Galbraith Road, Cincinnati, OH 45237 ("Patheon"),

- and -

ARDELYX, INC.

a corporation existing under the laws of the State of Delaware, with its principal place of business at 34175 Ardenwood Boulevard, Fremont, CA 94555 ("Client").

May 18, 2020
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Table of Contents

1.	Interpretation		4
	1.1	Definitions.	4
	1.2	Interpretation.	8
2.	Patheon's Manufacturing Services		8
	2.1	Manufacturing Services.	8
	2.2	Minimum [***] Requirement.	8
	2.3	Exclusivity.	9
	2.4	No Volume Guarantee.	9
	2.5	No Sole Source.	9
	2.6	Subcontracting.	9
	2.7	Facilities.	10
3.	Client's Obligations		10
	3.1	Payment.	10
	3.2	Processing Instructions.	10
	3.3	Change Control Requests.	10
	3.4	API and Components.	11
	3.5	Packaging and Artwork.	12
4.	Price and Price Adjustments		13
	4.1	First Year Pricing.	13
	4.2	Annual Price Adjustments.	13
	4.3	Price Adjustments at any Time.	13
	4.4	Efforts to Achieve Price Reductions.	13
5.	Purchasing Product		14
	5.1	Orders and Forecasts.	14
	5.2	Obsolete Stock.	15
	5.3	Storage.	16
	5.4	Invoices and Payment.	16
	5.5	Delivery and Shipping.	16
6.	Product Claims and Recalls		17
	6.1	Product Claims.	17
	6.2	Product Recalls and Returns.	18
	6.3	Disposition of Deficient Product.	19
7.	Co-operation and Regulatory Affairs		19
	7.1	Governance.	19
	7.2	Governmental Agencies.	19
	7.3	Governmental Inspections and Requests.	19
	7.4	Records.	20
	7.5	Audits.	20
	7.6	Regulatory Filings.	20
	7.7	Release.	21
	7.8	Withdrawal on Completion.	21
8.	Term and Termination		21
	8.1	Initial Term.	21
	8.2	Termination for Cause.	22
	8.3	Obligations on Termination.	22
	8.4	Technology Transfer.	23
9.	Representations, Warranties and Covenants		24
	9.1	Authority.	24
	9.2	Client Warranties.	24
	9.3	Patheon Warranties.	25
	9.4	Permits.	25
	9.5	No Warranty.	26

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10.	Liability and Remedies		26
	10.1	Consequential and Other Damages.	26
	10.2	Limitation of Liability.	26
	10.3	Patheon Indemnity.	27
	10.4	Client Indemnity.	27
	10.5	Indemnity Procedure.	27
	10.6	Validation Batches.	28
11.	Confidentiality		28
	11.1	Confidential Information.	28
	11.2	Use of Confidential Information.	29
	11.3	Exclusions.	29
	11.4	Photographs and Recordings.	30
	11.5	Permitted Disclosure.	30
	11.6	Return of Confidential Information.	30
	11.7	Remedies.	31
	11.8	Survival.	31
12.	Intellectual Property		31
	12.1	Inventions.	31
	12.2	Intellectual Property.	31
13.	Miscellaneous		32
	13.1	Insurance.	32
	13.2	No Agency or Partnership.	32
	13.3	No Waiver.	32
	13.4	Assignment.	32
	13.5	Force Majeure.	33
	13.6	Additional Product and Services.	33
	13.7	Notices.	33
	13.8	Severability.	34
	13.9	Entire Agreement.	34
	13.10	Other Terms.	34
	13.11	No Third Party Benefit or Right.	34
	13.12	Execution in Counterparts.	35
	13.13	Use of Name.	35
	13.14	Taxes.	35
	13.15	Governing Law and Jurisdiction.	35
	13.16	Dispute Resolution.	35

APPENDIX 1 – Commercial Supply Pricing	1
APPENDIX 2 – Dispute Resolution	1
Negotiation	1
Technical Disputes	1
APPENDIX 3 – API Yield Calculation	1
Actual Annual Yield	1
Target Yield and Credit Calculation	1
Limits on API Liability	1
APPENDIX 4 – Price Adjustments	1
Price Adjustment Calculation Due To Inflation	1

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With effect from the date stated at the start of this Agreement (the “Effective Date”), the parties have agreed to the following terms:

1.        Interpretation

1.1        Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Adverse Supply Event” has the meaning specified in Section 2.4;

"Affiliate" means:

(a)   a business entity which owns, directly or indirectly, a controlling interest in a party; or

(b)   a business entity which is controlled by a party, either directly or indirectly; or

(c)   a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

For this definition, "control" means the lawful right to determine (by ownership of shares or otherwise) the election of the majority of directors (or equivalent managers) of a business entity;

“API” means the active material Tenapanor (references to “Active Materials” or “Active Pharmaceutical Ingredient” in this Agreement will mean “API”);

"API Credit Value" means the value of the API on an actual cost per [***] basis ([***]);

"Applicable Laws" means (i) [***]; and (ii) [***];

"Authority" means any governmental or regulatory authority, department, securities exchange, body or agency or any court, tribunal, bureau, commission or other similar body, whether foreign, federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or the Product (or its use);

"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in Patheon’s resident jurisdiction, Client’s resident jurisdiction, or the jurisdiction where the Manufacturing Site is located;

"cGMPs" means, as applicable, current good manufacturing practices as described in:

(a)   Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;

(b)   Commission Directive (EU) 2017/1572 (art. 2); and

(c)   Division 2 of Part C of the Food and Drug Regulations (Canada);

together with current final industry-accepted Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

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“Client Intellectual Property” means Intellectual Property generated, acquired or derived by: (i) [***] or (ii) [***];

“Client-Supplied Components” means those Components supplied or to be supplied by or on behalf of Client;

"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, other than the API;

“Confidential Information” has the meaning specified in Section 11.1;

“DEA” means the Drug Enforcement Administration of the United States Department of Justice;

“Deficient Product” has the meaning specified in Section 6.1(a)(i);

“Delivery Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification, as agreed in the Quality Agreement) and made available for shipment, and as confirmed by Patheon upon receipt of a Firm Order;

“Development Agreement” means, collectively, the Master Agreement for Pharmaceutical Development Services between Patheon and Client dated January 12, 2016 (the “Master Agreement”) and any related Project Proposals issued under the Master Agreement;

“Development Services” means any pharmaceutical research or development service for the Product, including the manufacture of Product validation batches, performed by Patheon for Client before or after the Effective Date and throughout the Term under the Development  Agreement;

“Disclosing Party” has the meaning specified in Section 11.1;

“Documentary Product Claim” has the meaning specified in Section 6.1(b)(ii);

"EMA" means the European Medicines Agency;

"FDA" means the United States Food and Drug Administration;

"FFDCA" means the United States Federal Food, Drug, and Cosmetic Act, 21 USC §§ 301 et seq.;

"Firm Order" has the meaning specified in Section 5.1(d);

"Health Canada" means the department of the Canadian Government known as Health Canada and includes, among other relevant branches, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Indemnitee” has the meaning specified in Section 10.5;

“Indemnitor” has the meaning specified in Section 10.5;

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“Initial Product Term” has the meaning specified in Section 8.1;

"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

"Invention" any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

"Inventory" means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;

“Latent Defect Claim” has the meaning specified in Section 6.1(b)(iii);

"Laws" means all laws (including common law), statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

"Licensees" means any person to whom Client has entered into a license agreement for the marketing, sale or distribution of Product in any Territory;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

"Manufacturing Records" means, for a shipment of Product, the following documents: the batch records, certificate of analysis, certificate of conformity, and the BSE/TSE certificate;

"Manufacturing Scale Up" means the purchase, installation and validation of equipment and the undertaking of such other capital improvements required to enable Patheon to manufacture Product in batches greater than [***];

"Manufacturing Services" means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services for the manufacture of Product for distribution in the Territory;

"Manufacturing Site" means the facility located at [***] where the Manufacturing Services will be performed;

“Minimum [***] Requirement” has the meaning specified in Section 2.2(a);

"Minimum Order Quantity" means, for each manufacturing campaign ordered, the minimum number of tablets or batches of Product that Client must purchase, as set out in Appendix 1;

"Notice of Termination" has the meaning specified in Section 8.2(a);

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a company that derives greater than 50% of its revenues from performing contract pharmaceutical or biopharmaceutical development or contract commercial manufacturing services;

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“Patheon Intellectual Property” means Intellectual Property that does not constitute Client Intellectual Property and is (i) [***], or (ii) [***];

“Price” means the fees to be charged by Patheon for:

(a)  the Product as set out in Appendix 1; and

(b)  the cost of Components (other than Client-Supplied Components) as set out in Appendix 1; and

(c)  any separate cost items and other fees for services requested by Client and specifically excluded from the cost of the Product, as may be subject to an additional written work order or written agreement that is expressly made subject to the terms and conditions of this Agreement;

"Processing Instructions" means the agreed file, for the applicable strength of Product, which contains documents relating to the Product, including, without limitation:

(a)  quality control testing methods for API and Components;

(b)  master batch, production and control records, manufacturing instructions, directions, and processes;

(c)  any storage requirements for the API, Components, or Product;

(d)  all environmental, health and safety information for the Product including material safety data sheets; and

(e)  the finished Product quality control testing methods, packaging instructions and shipping requirements for the Product;

"Product" means the product listed in Appendix 1, in each case manufactured and packaged in accordance with the Processing Instructions and the Specifications;

“Product Change Control Request” has the meaning specified in Section 3.3;

“Product Claim” has the meaning specified in Section 6.1(b)(i);

"Quality Agreement" means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.6(a);

"Regulatory Authority" means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

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“Representatives” means, a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners or professional advisors;

“Rolling Forecast” has the meaning specified in Section 5.1(b);

“Specifications” means the requirements and standards for the Product as set forth in Appendix  F to the Quality Agreement, under “Supplier Release Specifications” where indicated;

“Supply Failure” has the meaning specified in Section 6.1(d);

“Term” means the Initial Term and any and all renewal terms applicable under Section 8.1;

"Territory" means the Europe Union, the United States, Canada, Japan, and China;

“Third Party Subcontractors” has the meaning specified in Section 2.6;

"Third Party Rights" means the Intellectual Property of any third party; and

"Year" means in the first year of this Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year, except for in the case of the calendar year in which this Agreement is terminated or expires, in which case the Year will be the date beginning on January 1 of that Year and ending on the date of the effective termination of this Agreement.

1.2        Interpretation.

The division of this Agreement into Sections, Subsections, and Appendices, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Appendix refers to the specified Section or Appendix to this Agreement. In this Agreement, the term "this Agreement" and similar expressions refer to this Agreement as a whole and not to any particular part, Section or Appendix of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.  All monetary amounts stated in this Agreement are in United States Dollars ($).

2.        Patheon's Manufacturing Services

2.1        Manufacturing Services.

Patheon will perform the Manufacturing Services and supply Product manufactured in accordance with the Processing Instructions and the Specifications for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will convert API and Components into Product, and provide supportive Manufacturing Services such as quality assurance (for example quality controls, analytical testing, and stability programs), primary and secondary packaging if set out in the Specifications, and any other related Manufacturing Services as agreed between the parties in writing.

2.2        Minimum [***] Requirement.

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(a)   Subject to Sections 6.1(c) and 6.1(d), during the Term, Client will purchase at least [***] of its requirements for the Products in any Year from Patheon [***] of Product ordered under this Agreement [***] (the “Minimum [***] Requirement).  Client may meet the Minimum [***] Requirement regardless of the strength or SKU of Product by purchasing sufficient quantities of only certain strengths or SKUs of Product from Patheon if in fact the Product purchased from Patheon is [***] of all strengths and SKUs of Product purchased by Client from all sources. Absent Manufacturing Scale-Up, the Minimum [***] Requirement will be based on Product manufactured in [***] and [***] batches or in other batch sizes as may be agreed to by the parties in writing from time to time.

(b)   Client will notify Patheon in writing if it elects to conduct Manufacturing Scale-Up at Patheon.  Client and Patheon will negotiate in good faith a commencement date for the Manufacturing Scale-Up based on the Long Term Forecast and Rolling Forecast in effect from time to time.  In addition, Patheon agrees to use reasonable commercial efforts to complete the Manufacturing Scale-Up as soon as reasonably practicable upon Client’s request.

(c)   Any Products [***], will count as Client purchases of Product for purposes of meeting the Minimum [***] Requirement. However, the Minimum [***] Requirement will be calculated solely as [***] and Client will have no liability for ensuring that any of its Affiliates, partners or licensees purchase any Product manufactured by Patheon.

2.3        Exclusivity.

So long as Client is otherwise in substantial compliance with the terms of this Agreement, including any Rolling Forecast requirements, Patheon will not at any time during the Term develop or manufacture (a) [***] or (b) [***], in each case for [***], including without limitation, for [***], without the express written consent of Client, unless: (i) [***], and (ii) [***]. Patheon acknowledges and agrees that Client may grant or withhold its consent in its sole discretion.

2.4        No Volume Guarantee.

Notwithstanding Section 2.2, Patheon acknowledges that Client is not guaranteeing any volume of Product will be ordered by Client and that the volume of Product ordered will be dictated by market demands.

2.5        No Sole Source.

Subject to Section 2.2, nothing in this Agreement will prohibit Client from purchasing Product from a third party, entering into any contract with any third party for the supply of Products, manufacturing its own Products, or qualifying additional facilities for supply of Products.

2.6        Subcontracting.

Patheon may subcontract the Manufacturing Services to any of its Affiliates, as agreed by the parties in writing. Patheon will remain exclusively liable to Client for any breach of this Agreement or negligence by its Affiliates in the course of performing: (i) subcontracted Manufacturing Services; or (ii) obligations under the Quality Agreement. Patheon may also arrange for qualified non-Affiliate subcontractors to perform specific services arising under this Agreement with the written consent of Client (this consent being in the sole discretion of Client) (“Third Party Subcontractors”). Patheon will be liable

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to Client for the breach of this Agreement or the Quality Agreement or failure by any Third Party Subcontractor to perform any part of the subcontracted services as if Patheon had breached, performed or failed to perform the subcontracted services directly. But Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors (i) [***] or (ii) [***].

2.7        Facilities.

Patheon, at no cost to Client, will qualify (and thereafter will maintain qualification of) the Manufacturing Site as required under Applicable Laws.  Patheon will not change the Manufacturing Site without first obtaining Client’s written consent. If any changes are proposed by Patheon and agreed by Client regarding the Manufacturing Site at which the Manufacturing Services are to be performed, Patheon will be responsible for the costs of any validation activities required for this change. Patheon will not undertake or permit any modifications to the Manufacturing Site that materially affect the performance of the Manufacturing Services or implement any changes in the processes, procedures or equipment used to manufacture the Product without Client’s prior written consent.

3.        Client's Obligations

3.1        Payment.

Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are not included in the Price (as specified in Appendix 1) are subject to additional fees to be paid by Client as agreed to by the parties in writing.

3.2        Processing Instructions.

Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions, which must be accompanied by the applicable API, Component and Product Specifications (which may or may not precisely match the specifications approved by the applicable Regulatory Authority). If the Product does not meet the Specifications but meets the specifications filed with the Regulatory Authority, the parties will meet to discuss options for the non-conforming Product to be sold, but Client will be under no obligation to accept this Product under Section 5.4.

3.3        Change Control Requests.

Client and Patheon will cooperate on any requested changes to the Processing Instructions, Specifications or accompanying documents (a “Product Change Control Request”) in accordance with the change control process set forth in the Quality Agreement. Upon acceptance of the Product Change Control Request, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance. At Patheon’s request, Client will provide evidence of the executed original documents submitted by or on behalf of Client to the Regulatory Authority. Patheon will respond promptly to any Product Change Control Request and use commercially reasonable, good faith efforts to agree to the terms of the requested changes in a timely manner (including any changes in Price).  Patheon agrees that any changes mandated by a Regulatory Authority will be considered and acted upon expeditiously and with due diligence.  Client will be responsible for all reasonable and approved costs associated with any agreed Product Change

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Control Request.  No revisions to the Processing Instructions or Specifications will be submitted to any Regulatory Agency unless approved by both Patheon and Client in writing.

3.4        API and Components.

(a)    Client will at its sole cost and expense deliver the API and any Client-Supplied Components to the Manufacturing Site [***]. Client’s obligation will include obtaining the release of the API and any Client-Supplied Components from the applicable customs agency and Regulatory Authority. Unless otherwise agreed in writing, Client or Client’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws to Client) for API, Client-Supplied Components, drug products and intermediates imported to the Manufacturing Site, and Client is responsible for compliance with Applicable Laws to Client (and the cost of compliance) relating to that role. For API or Client-Supplied Components which may be subject to import or export to or from the United States, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(b)    Unless otherwise agreed in writing between the parties, the API and any Client-Supplied Components, together with any associated certificates of analysis, must be delivered by the Client to the Manufacturing Site at least [***] days before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product for that Firm Order. Patheon will store the quantity of API reasonably necessary for all Firm Orders free of charge.  For purposes of this Agreement, the quantity of API delivered to Patheon will be considered reasonable if it can be used for the manufacture of any outstanding Firm Orders.  Additional amounts of API whose storage is requested by Client may be subject to a fee of $[***] per month per pallet. If Client fails to deliver the API or Client-Supplied Components within the agreed time period and, making commercially reasonable efforts, Patheon is unable to manufacture all or part of the Product on the scheduled date and is unable to replace the lost manufacturing capacity with another Patheon client, the Firm Order will be considered cancelled by Client and Section 5.1(e) will apply.

(c)    Patheon will control the unloading of API and Client-Supplied Components arriving at the Manufacturing Site and Client will comply and ensure that its carrier complies with all related directions of Patheon. The API and Client-Supplied Components will be held by Patheon on behalf of Client as set out in this Agreement, any safety data sheets, safe handling instructions and health and environmental information associated therewith. The API and Client-Supplied Components will at all times remain the property of Client. Any API and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services.

(d)    Client will ensure that: (i) all delivered API meets the Specifications for that API; and (ii) all shipments of API are accompanied by the required documentation as specified in the applicable Quality Agreement. Patheon will collect samples of API and deliver them to a third party designated by Client for testing in accordance with the Processing Instructions.

(e)    If Client asks Patheon to qualify an additional supplier for the API or any Component, the parties must agree on the scope of work to be performed by Patheon and the additional fees to be paid by Client. For any API or any Component, this work at a minimum will include: (i) laboratory

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testing to confirm the API or Component meets existing Specifications; (ii) manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale).

(f)     Unless otherwise mutually agreed, Patheon will provide Client with monthly written inventory reports of API, Components (including Client-Supplied Components), Products and intermediates, in each case in the form generated by Patheon’s electronic inventory management platform, as well as monthly written cycle count reports.  Patheon will promptly advise Client if it encounters API or Component supply problems, including delays or delivery of non-conforming API or Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any supply problems from these additional suppliers. Client will qualify or certify (as appropriate) any and all new Client designated additional suppliers at its expense and will provide Patheon with copies of the relevant annual reports. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional fee payable by Client.

3.5        Packaging and Artwork.

The provisions of Sections 3.5(a)-(d) below will only apply if Client requires that Patheon undertake any secondary packaging and/or labelling services.

(a)    Client will be responsible for the cost of artwork development and approval of all artwork.  Client will be responsible for changes to labels, Product inserts, and other packaging for the Product, including obtaining all required approvals. Client will be responsible for the cost of labelling obsolescence as contemplated in Section 5.2. Patheon's name will not appear on the label or anywhere else on the Product unless: (i) required by any Applicable Laws; or (ii) Patheon consents in writing to the use of its name. At least [***] days prior to the anticipated Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon and in accordance with the applicable Specifications, final artwork in electronic format for all packaging Components to be used in the manufacture of the Product. Client will be responsible for the accuracy of all information contained on all labels and compliance of all labels with Applicable Laws.

(b)    For the packaging of Product, Patheon will make arrangements for and implement the imprinting of lot numbers and expiration dates on the packaging of each Product shipped.  These lot numbers and expiration dates will be affixed on the Product packaging and on the shipping carton of each Product as is required by cGMPs, Applicable Laws and consistent with the Specifications.  If applicable, electronic on-line verification of lot number/expiration date and serialization will be performed by Patheon.  If Patheon places an internal lot number on a Product package and/or shipping carton that is different from the Client lot number referenced in any purchase order for that batch of Product, Patheon will provide a cross-reference for the Client lot number on all documents associated with that batch of Product.

(c)    If applicable, Patheon will make arrangements for the imprinting of the product identifier (i.e. global trade identification number and serial number) on the packaging of each Product shipped.  The product identifier and serial number will be affixed on the Product packaging and on the shipping carton of each Product as required cGMPs, Applicable Laws and consistent

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with the Specifications.  Electronic on-line verification of the product identifier and serial number will be performed by Patheon.

(d)    If applicable, Patheon will make arrangements for the imprinting of the data carrier (i.e. 2D Data Matrix or barcode) on the packaging of each Product shipped.  The data carrier will encode the lot number, expiration date, product identifier and serial number.  The data carriers will be affixed on the Product packaging and on the shipping carton of each Product as required by cGMPs, Applicable Laws and consistent with the Specifications.  Electronic verification of the data carrier will be performed by Patheon.

4.        Price and Price Adjustments

4.1        First Year Pricing.

The Price for each Product will be listed in Appendix 1 and may be adjusted under this Section 4.

4.2        Annual Price Adjustments.

Patheon may adjust the Price effective January 1st of each Year following the first full Year for inflation in accordance with Appendix 4. For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about October 1 but no later than December 1 of each Year (unless otherwise agreed in writing) a letter stating the adjusted Pricing to be effective for Product to be delivered on or after January 1 of the next Year [***]. If Patheon makes or has made an adjustment to the Price arising from an extraordinary increase in Component cost under Section 4.3(a) below during the past Year, only the remaining portion of the Price (i.e., an amount equal to the Price minus the cost of Component) may be adjusted for inflation in accordance with Appendix 4.  Any omitted adjustment in a Year does not waive Patheon’s right to apply that adjustment cumulatively with the next permitted adjustment.

4.3        Price Adjustments at any Time.

(a)    Extraordinary Increases in Component Costs. If the cost of a Component increases by at least [***] since the last annual adjustment as a result of market factors outside of Patheon’s control, then Patheon will be entitled to adjust the Price to reflect the increased cost of the Component. The revised Price will become effective with the [***]. For a Price adjustment under this Section 4.3(a), Patheon will deliver to Client revised Pricing tables.

(b)    Changes. The Prices may be adjusted at any time by Patheon upon written notice to Client if Client requests any change to the scope of the Manufacturing Services as defined by the agreed upon Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in Appendix 1. In such case the parties (using a “Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) will agree upon the change to the scope of the Manufacturing Services and any adjustments to the Prices that are necessitated by the changes.

4.4        Efforts to Achieve Price Reductions.

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During the Term, Patheon and Client agree to jointly develop a program aimed at achieving continuous improvement in the quality of the Product and reducing manufacturing costs (which may include, inter alia, refinement of manufacturing processes or procedures, identification of new vendors or changes in the pricing or availability of third party materials), but this program will not involve capital or other extraordinary costs being incurred by any party without the prior written consent of the other party.  All cost reductions resulting from this program will be [***] with an adjustment to the Price that reflects [***] of the costs savings that will be applicable January 1 of the next Year.

5.        Purchasing Product

5.1        Orders and Forecasts.

(a)    Long Term Forecast.  On or before January 1 of each Year, Client will give Patheon a non-binding written forecast of Client’s volume requirements for the Product for each of the next [***] Years (“Long Term Forecast”) for discussion purposes only. The parties will use the Long Term Forecasts solely for the purpose of discussing commencement of the Manufacturing Scale Up and identifying any capacity constraints that may affect any party’s ability to perform its obligations under this Agreement.

(b)    Rolling Forecast.  Within 30 days after the Effective Date, Client will give Patheon a written forecast of the volume of Product that Client expects to order in each of the next [***] months (the “Rolling Forecast”).  Client will provide an updated Rolling Forecast on or before the tenth day of each month, but: (i) Client will not make any changes to any months of the Rolling Forecast for which a purchase order has been issued by Client (i.e. the first [***] months of the Rolling Forecast; these months being subject to a Firm Order) and (ii) Client may not reduce the quantities for the first [***] chronological months of the previous Rolling Forecast not previously subject to a Firm Order by more than [***], except if a reduction of [***] will result in the quantity being reduced to a quantity that is less than the Minimum Order Quantity, in which case Client may reduce the monthly forecast quantity to [***]. Each updated Rolling Forecast supersedes all previous Rolling Forecasts, other than for those months in the Rolling Forecast that are the subject of Firm Orders.  The parties acknowledge that any validation batches to be manufactured under the Development Agreement will be scheduled under the Development Agreement and may not be reflected in the Rolling Forecast.

(c)    Orders.  On or before the [***] day of each month, Client will issue a new purchase order for any required Product. Each purchase order must, subject to Section 5.1(a), specify order quantities consistent with the then current Rolling Forecast, meet the Minimum Order Quantity and specify the purchase order number, quantities by Product type, and requested Delivery Dates for the Product (which must occur at least [***] days after the first day of the next month).  All purchase orders for Product submitted by Client during the Term will be subject to this Agreement even if the purchase order does not expressly make reference to this Agreement.

(d)    Acceptance of Purchase Orders. Patheon will accept any purchase order properly submitted by Client in accordance with this Agreement, including the Delivery Dates stipulated in the relevant purchase order. Patheon may not reject a purchase order unless for reasons constituting Force Majeure or the failure of the order to comply with the provisions of this Agreement. A purchase order submitted by Client and not properly rejected by Patheon within ten Business Days will be binding on the parties (a “Firm Order”), except that either party may

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request to change any Delivery Date beyond [***] days after the delivery of the relevant purchase order. The parties will negotiate in good faith and agree on any requested alternative Delivery Date. If the parties cannot agree, the original Delivery Date set out in the relevant Firm Order submitted by Client and confirmed by Patheon will apply.

(e)    Cancellation or Postponement.  Patheon will determine the manufacturing schedule of all Product covered by Firm Orders. If Client cancels or reduces a Firm Order, or wishes to postpone the applicable Delivery Date (other than in accordance with Section 5.1(d)) and Patheon is unable to replace the lost manufacturing capacity with another Patheon client after having used commercially reasonable efforts to replace the lost manufacturing capacity, and Client does not replace Firm Order with an order for another Client Product in the same manufacturing suite, Client will remain liable to pay Patheon [***] of the Price for the Firm Order.

(f)     Controlled Substance Quota Requirements (if applicable).  Client will give Patheon the information set out below for obtaining any required DEA or equivalent agency quotas (“Quota”) needed to perform the Manufacturing Services.  Patheon will be responsible for routine management of Quota information in accordance with Applicable Laws. The parties will cooperate to communicate the information and to assist each other in Regulatory Authority information requirements related to the Product as follows: (i) by April 1 of each Year for the Product, Client will provide to Patheon the next Year’s annual Quota requirements for the Product; (ii) by August 1 of each Year, Client will provide to Patheon any changes to the next Year’s Quota requirements; (iii) Client will pro-actively communicate any changes to the Quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize Regulatory Authority filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional Quota, Patheon will submit to the applicable Regulatory Authority, on a timely basis, all filings necessary to obtain Quotas for API and will use commercially reasonable efforts to secure sufficient Quota from the applicable Regulatory Authority so as to achieve Delivery Dates for Product as set out in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for any Regulatory Authority’s refusal or failure to grant sufficient Quota for reasons beyond the reasonable control of Patheon (including where Client fails to provide the required information in accordance with this Section 5.1(e)).

5.2        Obsolete Stock.

(a)    Client understands and acknowledges that Patheon will rely on purchase orders, Firm Orders, and the Rolling Forecast in ordering the Components (other than Client-Supplied Components) required to meet anticipated Firm Orders. Patheon may purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times), to meet the production requirements for Products covered by anticipated Firm Orders or to meet the production requirements of any longer period agreed to by the parties.  Patheon will handle and store the Components in accordance with this Agreement, any safety data sheets, safe handling instructions and health and environmental information associated therewith and customary industry standards.  If any Components have a shelf life or other expiry dating, Patheon will use the Components in manufacturing Product on a first-in, first-out basis.

(b)    Client will reimburse Patheon for the cost of Components ordered by Patheon in relation to Firm Orders or as otherwise agreed under Section (a) that are not used in the Manufacturing

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Services and cannot be used by Patheon for other customers despite Patheon’s commercially reasonable efforts to do so. The reimbursement will become due and will be invoiced by Patheon within [***] months after the forecasted month for which the purchases have been made if Patheon has been unable to use the Components for other customers, or if the Components have expired or are rendered obsolete due to changes in Processing Instructions, cGMP, artwork or Applicable Laws during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase the Obsolete Stock (plus a [***]) and if Client does not take possession thereof, the cost of its destruction. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client (this amount to include the previously assessed [***]).

5.3        Storage.

If: (i) Client fails to take possession or arrange for the destruction of Obsolete Stock within [***] days of receipt of written notice from Patheon identifying the Obsolete Stock; or (ii) Product is not collected by Client within [***] days of the Delivery Date notified by Patheon, Client will pay Patheon $[***] per pallet, per month after that for storing the Obsolete Stock, equipment or Product. Storage fees for Obsolete Stock or Product which contain controlled substances or require refrigeration will be charged at $[***] per pallet per month.  Storage fees are subject to a one pallet minimum charge per month. Patheon may ship Product held by it longer than [***] days to Client at Client’s expense on [***] days’ written notice to Client. Upon expiry of the [***] day storage period stated above, Client will assume all risk of loss or damage to materials and Client will be responsible for having appropriate insurance coverage in place for this risk.

5.4        Invoices and Payment.

For shipments of Product, Patheon will issue invoices to Client on or after the date Client has accepted the Product following a review of the Manufacturing Records associated with the shipment of Product and other documentation required for release in Appendix G of the Quality Agreement. This review will not exceed [***]. Patheon will issue and deliver its invoice for the relevant delivery of Product on the Delivery Date for the Product by email to [***]. For other services agreed by Patheon and Client not included in the Manufacturing Services, Patheon will issue invoices on completion of these services. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Invoices will be sent by email to the email address given by Client to Patheon in writing. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within [***] days of the date of the invoice.  If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at [***] per month.  Patheon may, on giving [***] days’ written notice to Client, suspend all Manufacturing Services, including release and shipment of Product, until all undisputed past due invoices have been paid in full. Patheon will have no liability to Client for losses caused by this suspension, including without limitation, losses due to delayed Product delivery or Product shortages.

5.5        Delivery and Shipping.

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Prior to Patheon release of Product, Patheon will deliver to Client all release documents set forth in Appendix G of the Quality Agreement.  Client will have [***] to review these documents prior to Patheon’s release.  Delivery of Product and any other materials will be [***] from Patheon’s Manufacturing Site on the relevant Delivery Date. Client is responsible for taking delivery of Product at Patheon’s Manufacturing Site with its carrier of choice.  Subject to Section 8.3, risk of loss or of damage to Product and title to Product will remain with Patheon until [***] at which time title and risk of loss or damage will transfer to Client. But if Client fails to collect Product within [***] days after it has been released for shipment by Patheon on the relevant Delivery Date, Client will assume title and all risk of loss or damage to the released Product. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client) to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight activity under this Agreement.

6.        Product Claims and Recalls

6.1        Product Claims.

(a)    Rejection. Client may reject any manufactured Product that it reasonably considers (by reference to the results of the agreed release testing or otherwise) to be deficient based on Manufacturing Records provided by Patheon or the inspection or testing of delivered Product by or on behalf of the Client.

(b)    Product Claims.

(i)      Client may claim a remedy (a “Product Claim”) for any portion of any batch of Product for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws or where the representations and warranties in Sections 9.3(a) or 9.3(b) as they pertain to the Product are not true or accurate (“Deficient Product”).

(ii)     Client will inspect the Manufacturing Records delivered to Client for the Product manufactured by Patheon, upon receipt in accordance with its internal quality control procedures and will give Patheon written notice of all Product Claims that are identifiable based on the Manufacturing Records (a “Documentary Product Claim”) within [***] after receipt thereof. If Client fails to provide a Product Claim that is a Documentary Product Claim within the applicable [***] day period, then the Product will be considered to have been accepted by Client on the [***] day after delivery of the Product to Client. Patheon will have no liability for any Documentary Product Claim for which it has not received notice within the applicable [***] day period.

(iii)    For all other Product Claims (e.g., those Product Claims where the Deficient Product is only identifiable based on visible inspection or testing) (each claim, a “Latent Defect Claim”), Client will in all cases give written notice within [***] days of discovery of the facts, matters or circumstances indicating the existence of a Latent Defect Claim and, in the case of unsold Product only, this notice will not be after the expiration date of the Product. If Client fails to provide a Latent Defect Claim within the applicable [***] day period, then the Product will be considered to have been accepted by Client. Patheon will have no liability for any deficiency for which it has not received notice within the applicable [***] day period.

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(c)    Determination of Deficiency. Upon receipt of a Product Claim, Patheon will have [***] days to advise Client by notice in writing whether it disagrees with the contents of the Product Claim.  If the parties fail to agree within ten days after Patheon's notice to Client as to whether any Product identified in the Product Claim is Deficient Product, the parties will investigate the matter in accordance with the Quality Agreement.

(d)    Supply Failure.  If there is a Supply Failure, Client may in its sole discretion do one or more of the following: (i) [***], (ii) [***], (iii) [***], (iv) [***].  In addition to the foregoing rights, if Client elects (c)(iii) as a remedy in relation to a Supply Failure only, for each unit of Product that is not delivered in accordance with this Agreement on a Delivery Date, Patheon will [***].  Any [***] under this Agreement by Client to Patheon. A “Supply Failure” will mean any failure by Patheon to deliver to Client or its designee at least [***] of the quantity of Products under an accepted purchase order within [***] days of the scheduled Delivery Date if the failure is not the result of an Adverse Supply Event. A Supply Failure may result from both undelivered Product and delivered Product that is Deficient Product.  [***] or more Supply Failures within any [***] month period will result in automatic suspension of the Minimum [***] Requirement until Patheon has performed [***] consecutive months without Supply Failure, after which the Minimum [***] Requirement will be reduced to [***]. The remedies contained in this Section 6.1(c) for a Supply Failure will be in addition to the rights of indemnification contained in Section 10.3 and any other rights and remedies available under this Agreement to Client.

(e)    Adverse Supply Events.  If there is an Adverse Supply Event that Patheon does not remediate so that it can perform the Manufacturing Services in accordance with the Processing Instructions and manufacture Product in accordance with this Agreement within [***] days after the occurrence of the Adverse Supply Event, Client may in its sole discretion do one or more of the following: (i) [***], (ii) [***], or (iii) [***].  An “Adverse Supply Event” will mean one or more of the following: (i) [***], (ii) [***], (iii) [***], or (iv) [***]. The existence of an Adverse Supply Event will not exonerate or otherwise relieve Patheon of any liability for breach of any independent obligation contained in this Agreement or the Quality Agreement.

6.2        Product Recalls and Returns.

(a)    Records and Notice. The parties will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement.  The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client.  "Recall" will mean any action: (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); (ii) by any Regulatory Authority to detain or destroy any of the Product; or (iii) by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)    Recalls. If: (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, having regard to all Applicable Laws.

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(c)    Recalled Product. To the extent that a Recall results from, or arises from Deficient Product, Patheon will be responsible for the reasonable documented out-of-pocket costs and expenses of the Recall and will use commercially reasonable efforts to replace the Deficient Product with replacement Products or, at Client’s option, credit Client for future Product orders for the full amount paid by Client for the Deficient Product, including the shipping, storage and insurance expenses thereof. Client may adjust its Rolling Forecast as reasonably required by Client to account for the Recall and its impact on forecasted market demands. [***].

6.3        Disposition of Deficient Product.

Client will not dispose of any damaged, returned, or Deficient Product for which it intends to assert a Product Claim against Patheon without Patheon’s prior written authorization to do so.  Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of return and disposition of any Deficient Products.

7.        Co-operation and Regulatory Affairs

7.1        Governance.

Each party will without delay upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet on a frequency agreed between the parties to review the current status of the business relationship, including, but not limited to, review of key performance indicators such as API delivery, on-time delivery, right first time, and attainment of the Minimum [***] Requirement, and manage any issues that have arisen.

7.2        Governmental Agencies.

Subject to any restrictions in the Quality Agreement, each party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product and any other relevant Authority regarding the Product if, in the opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement.

7.3        Governmental Inspections and Requests.

Patheon will promptly advise Client if an authorized agent of any Regulatory Authority intends to inspect a Manufacturing Site related to the Manufacturing Services or the Product.  Patheon will promptly furnish Client a copy of any report or notice issued by the Regulatory Authority (including, without limitation, any Form 483s or warning letters) (redacted to the extent containing information that is not relevant to the Manufacturing Services or the Product). To the extent the inspection is announced, Patheon will promptly inform the Client and permit the Client’s agents and representatives to be present at the Manufacturing Site on the date and time of the Regulatory Authority inspection.  If any documents related to the Manufacturing Services or the Product are requested by, or delivered to, any Regulatory Authority, Patheon will promptly notify Client, give Client a reasonable opportunity to comment on Patheon’s proposed response, accommodate all Client’s reasonable comments, and provide to Client copies of all documents submitted

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to the Regulatory Authority (redacted to the extent containing information that is not relevant to the Manufacturing Services or the Product).

7.4        Records.

Patheon will keep complete and accurate books, records, test and laboratory data, reports and other information relating to the manufacture, testing, and shipping of the Product (including, without limitation, all manufacturing and packaging batch records), and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP and the Quality Agreement. Copies of the records and samples will be retained as and for the period specified in the Quality Agreement. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within 30 days of receipt of notice from Patheon.

7.5        Audits.

Subject to the limits agreed in the Quality Agreement but in any event [***] ([***]) in any trailing [***]-month period and more frequently if there are material quality or compliance issues concerning the Manufacturing Services or the Products, Patheon will give Client and its Licensees reasonable access at agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped and to the personnel that regularly performs these activities to permit Client to verify that the Manufacturing Services are being performed in accordance with the Processing Instructions, the Specifications, cGMPs, and Applicable Laws. If Client wishes to audit Patheon beyond the agreed limits, except where the audit is required due to Patheon’s material breach or otherwise for cause, Client will pay to Patheon a fee of $[***] for each additional audit day and $[***] per audit day for each additional auditor. Under no circumstances will: (a) Client have a right of access to Patheon’s financial records; or (b) any Patheon Competitor be permitted access to the Manufacturing Site.  Patheon will ensure that all its Third Party Subcontractors permit Client and its Licensees similar audit rights to those set forth in this Section 7.5.

7.6        Regulatory Filings.

(a)    Regulatory Authority Documentation. Client will provide copies of all relevant documents relating to Regulatory Authority approval for the commercial manufacture of the Product (“Regulatory Approval”) to Patheon on request and as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement. Client is not entitled to submit Regulatory Approvals specifically referring to Patheon or its Affiliates or the Manufacturing Services until approved by Patheon (this approval not to be unreasonably withheld or delayed).

(b)    Deficiencies.  If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any regulatory information pertaining to the Manufacturing Services or the Manufacturing Site given by Client is inaccurate or deficient in any manner whatsoever (the "Deficiencies"), Patheon will notify Client promptly in writing of the Deficiencies. The parties will each use reasonable commercial efforts and act in good faith to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

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(c)    Pharmacovigilance. Patheon and Client will use reasonable commercial efforts to negotiate in good faith a process and procedure for sharing adverse event information received by Patheon. Patheon will provide Client with any information received by it regarding any adverse events in connection to the use of the Product within two Business Days from receipt.

(d)    No Patheon Responsibility.  Patheon will provide to Client, its Affiliates and Licensees with reasonable assistance as Client may request in order to assist with obtaining Regulatory Approval for Products, subject to reimbursement of Patheon’s reasonable expenses or third party expenses incurred in connection therewith. Except as otherwise agreed in the Quality Agreement or the Pharmacovigilance Agreement, Patheon will not assume any responsibility for: (a) the submission, accuracy or cost of any application for Regulatory Approval or related documentation (or the success of those applications); (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update); or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval. If a Regulatory Authority, or other Authority, requires Patheon to incur fees, costs or activities in relation to the Product which Patheon reasonably considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement.  Patheon will be not be obliged to undertake these activities or to pay for the fees or costs until the parties reach agreement on scope and fees for Patheon’s assistance.

7.7        Release.

Nothing in this Agreement will remove or limit the authority of the relevant quality function (as specified by the Quality Agreement) to determine whether the Product will be released for sale or distribution.

7.8        Withdrawal on Completion.

No later than 90 days following completion or permanent cessation of the Manufacturing Services at the applicable Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section 7.8. If this time is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s commercially reasonable efforts, then Patheon agrees to extend the period based on the written reassurances of Client.

8.        Term and Termination

8.1        Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31 of the sixth Year after the first commercial sale of Product by Client or any of its Affiliates, partners or Licensees (the "Initial Term"), unless terminated earlier by one of the parties in accordance with this Agreement. Thereafter, this Agreement will automatically renew after the Initial Term for successive terms of [***] unless either party gives written notice to the other party of its intention to

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terminate this Agreement at least [***] months prior to the end of the then current term of this Agreement.

8.2        Termination for Cause.

(a)    Either party may terminate this Agreement upon written notice (a “Notice of Termination”) where the other party has failed to remedy a material breach of this Agreement within 60 days (the "Remediation Period") following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a ‘notice of breach’ under this Section 8.2(a) (a "Breach Notice"). Each party will ensure that any Breach Notice delivery by it to the other party will not contain any reference to a Notice of Termination or otherwise express any intent to terminate this Agreement whether in the Breach Notice or otherwise until that party may properly submit a Notice of Termination in accordance with this Section 8.2(a).  The aggrieved party's right to terminate this Agreement under this Section 8.2(a) may only be exercised for 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be considered to have waived the breach described in the Breach Notice.

(b)    Client may terminate this Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that permanently prevents Client from selling the Product in the Territory.

(c)    Client may terminate this Agreement upon 180 days’ prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product's discontinuance in the Territory.

(d)    Client may terminate this Agreement upon 90 days’ prior written notice if there have been more than [***] Supply Failures in any trailing [***] month period or more than [***] Supply Failures in any trailing [***] month;

(e)    Client may terminate this Agreement if Patheon is unable to comply with a Product Change Control Request within 90 days of receipt thereof or if a Regulatory Authority notifies Patheon or Client that there is a significant regulatory deficiency related to the performance of the Manufacturing Services at the Manufacturing Site and the deficiency is not remedied to the satisfaction of the Regulatory Authority within 90 days of the notice;

(f)     Patheon may terminate this Agreement if payment in full of overdue, undisputed invoices is not received within 30 days following the date of suspension of Manufacturing Services by Patheon under Section 5.4.

(g)    Patheon may terminate this Agreement upon six months' prior written notice if Client assigns under Section 13.4 any of its rights under this Agreement to an assignee that is a Patheon Competitor;

(h)    Each party may terminate this Agreement under Section 13.5 (Force Majeure) in accordance with the terms thereof.

8.3        Obligations on Termination.

If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

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(a)    If either Party terminates under Section 8.2, Client’s Minimum [***] Requirement will expire upon delivery of the termination notice and Client will have no obligation to [***];

(b)    Client will take delivery of and pay for all undelivered Products that are manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released;

(c)    Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon's cost (including all documented costs incurred by Patheon for the purchase of the Inventory);

(d)    Client, at its own expense, will remove from the Manufacturing Site, within [***] days following the completion, termination, or expiration of this Agreement, all unused API and Client-Supplied Components, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”).  If Client fails to remove Client Property within the [***] day period, Client will pay Patheon $[***] per pallet, per month, one pallet minimum (except that Client will pay $[***] per pallet, per month, one pallet minimum, for any of Client Property that contains controlled substances, requires refrigeration or other special storage requirements) after that for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property (which Patheon may incur at its discretion). Patheon may ship Client Property to Client or to an external warehouse at Client’s risk and expense. Patheon will invoice Client for these storage charges as set out in Section 5.3 of this Agreement. If Client fails to remove Client Property within [***] days following the completion, termination, or expiration of this Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction; and

(e)    any completion, termination or expiration of this Agreement will not affect any prior outstanding obligations or payments due nor will it prejudice any other rights or remedies that the parties may have under this Agreement. Completion, termination or expiration of this for any reason will not affect the obligations and responsibilities of the parties under Sections 6, 7, 8.3, 9.3, 9.5 and 10 through 13, all of which survive any completion, termination or expiration, as well as any other provisions that are by implication or otherwise intended to survive any completion, termination or expiration. Where Patheon has agreed to provide stability services beyond the final supply of Product, the relevant provisions of this Agreement related to stability services will survive for the agreed duration of those stability services.

8.4        Technology Transfer.

Following termination of this Agreement for any reason, or at Client’s request at any time with six months’ advance notice, Patheon will provide assistance to transfer part or all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client or its alternative manufacturer (“Technology Transfer”) to assist Client or its alternative manufacturer to manufacture the Product.  Patheon will also disclose to Client and thoroughly document any Patheon Intellectual Property that is reasonably required to manufacture the Product. Client will be responsible for all reasonable and

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documented out-of-pocket costs incurred by Patheon in connection to the Technology Transfer. Patheon may charge Client at an hourly rate of $[***] or as otherwise agreed to by the parties for its reasonable and documented labor costs incurred in connection to the Technology Transfer.

9.        Representations, Warranties and Covenants

9.1        Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

9.2        Client Warranties.

(a)    Non-Infringement. Except to the extent attributable to Patheon’s breach of this Agreement or the Development Agreement, or to Patheon’s use of reagents, processes, techniques or equipment not supplied by Client, Client covenants, represents, and warrants that:

(i)      it may lawfully disclose the Processing Instructions and Specifications to Patheon for use in accordance with this Agreement;

(ii)     any processes and techniques transferred to Patheon and used by Patheon in performing the Manufacturing Services (A) is Client’s or its Affiliates property or validly licensed to Client or its Affiliates from a third party, (B) may be lawfully used as directed by Client under this Agreement, and (C) does not infringe and will not infringe any Third Party Rights;

(iii)    the performance of the Manufacturing Services by Patheon or the supply of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights; and

(iv)    there are no actions or other legal proceedings involving Client or its Affiliates that concerns the infringement of Third Party Rights related to any of the Processing Instructions or Specifications, or any of the API or Client-Supplied Components, or the sale, use, or other disposition of Product made in accordance with the Processing Instructions.

(b)    Quality and Compliance. Client covenants, represents, and warrants that:

(i)      the Processing Instructions and Specifications for the Product conforms to all applicable cGMPs and Applicable Laws; and

(ii)     following Regulatory Approval, the Product, if labelled and manufactured in accordance with the Processing Instructions and in compliance with applicable cGMPs, the Specifications and Applicable Laws to Client and Product, may be lawfully sold and distributed in the Territory; and

(iii)    on receipt by Patheon, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled in

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accordance with Applicable Laws and will conform to the affirmations of fact on the container.

(c)    it will promptly notify Patheon if at any time during the Term if it becomes aware that any of the representations and warranties in subsections (a) and (b) are untrue.

9.3        Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)    the Products upon delivery to Client or its designee will: (i) have been manufactured in accordance with this Agreement, and all cGMPs and Applicable Laws, (ii) meet the Specifications, and (iii) have not been adulterated, misbranded or mislabelled within the meaning of the FFDCA or equivalent laws in Canada, Japan or China (except to the extent as attributable to the API or any Client-Supplied Components where the deficiencies could not reasonably have been detected by Patheon when properly performing the Processing Instructions);

(b)    it will perform the Manufacturing Services in accordance with this Agreement, the Processing Instructions, cGMPs, and Applicable Laws;

(c)    it will at all times use commercially reasonable measures to protect API, Product and Components in its possession or control from theft, damage, loss or misuse;

(d)    any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(e)    it will not in the performance of its obligations under this Agreement use the services of any person who is debarred or suspended under 21 U.S.C. §335(a) or (b);

(f)     it does not currently have, and it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act; and

(g)    it will promptly notify Client if at any time during the Term if it becomes aware that any of the representations and warranties in subsections (a) through (e) are untrue.

9.4        Permits.

(a)    Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the distribution, marketing and sale of the Product as manufactured and labelled under the Processing Instructions and the Specifications, including, without limitation, all marketing and post-marketing approvals, and any specific approvals referred to in the Quality Agreement.

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(b)    Patheon will maintain at all relevant times when performing the Manufacturing Services all required governmental permits, licenses, approval, and authorities, including, without limitation the permits, licenses, qualifications and approvals contemplated in Section 2.7.

9.5        No Warranty.

NEITHER PARTY MAKES ANY WARRANTY, REPRESENTATION OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET OUT IN THIS AGREEMENT AND THE QUALITY AGREEMENT.  PATHEON MAKES NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCT.

10.      Liability and Remedies

10.1      Consequential and Other Damages. -

Excluding (i) [***], (ii) [***], or (iii) [***], under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for: (i) any (direct or indirect) penalty, loss of profits, of anticipated savings, of business, of goodwill, or of use of the Product or costs of any substitute services; or (ii) any reliance damages, including but not limited to [***]; or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2      Limitation of Liability.

(a)    Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is Deficient Product, or the Product is determined to be Deficient Product under Section 6, Patheon will promptly, at Client’s election, either:

(i)      replace the Product at Patheon’s cost ([***]) if Patheon is able to manufacture the replacement Product at the Manufacturing Site and contingent upon the receipt from Client of all API and Client-Supplied Components required for the manufacture of the replacement Product (Patheon will reimburse Client for the actual cost of the Client-Supplied Components); or

(ii)     refund [***] of the Price paid for the Deficient Product and reimburse Client for the actual cost of Client-Supplied Components, shipment, storage and insurance expenses ([***]).

Except for the indemnity set out in Section 10.3, and any claim for expenses related to a Recall under Section 6.2(c), the remedies described in this Section 10.2 will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product.

The remedy under this Section 10.2, if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product has not been consumed by the end user.

(b)    API and Client-Supplied Components. API loss is addressed in Appendix 3, including with respect to Deficient Product.  Except as expressly set out in Appendix 3 for API and in Section

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10.2(a) for Client-Supplied Components, [***]. Patheon’s maximum annual aggregate liability for loss of or damage to the API or Client-Supplied Components will not exceed [***] or [***] of [***] under this Agreement during the previous Year (or, in the case of the first Year, the [***]). This limitation of liability will not apply to the extent the loss of API or Client-Supplied Components was caused by Patheon’s gross negligence or wilful misconduct.

(c)    Maximum Liability. In any Year, Patheon’s maximum aggregate liability to Client under or in connection with this Agreement (however arising, including contract, tort, negligence, breach of statutory duty, liquidated damages for a Failure to Supply, liability for loss or damage to API or Client-Supplied Components, or otherwise) will not exceed [***] (i) [***] or [***] under this Agreement during the previous Year (or, in the case of the first Year, [***]). The limitation on liability in this Section 10.2(c) will not apply to the specific remedies under Section 10.2(a) for Deficient Product (replace or refund), [***].

(d)    Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

10.3      Patheon Indemnity.

Patheon agrees to defend and indemnify Client, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim to the extent the claim is the result of a breach of any of Patheon’s representations, warranties, covenants or obligations contained in this Agreement or the Quality Agreement, or (ii) Patheon’s negligence or wilful misconduct in performing this Agreement or the Quality Agreement except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Client, its officers, employees, or Affiliates.

10.4      Client Indemnity.

Client agrees to defend and indemnify Patheon, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim to the extent the claim is the result of (i) a breach of any of Client’s representations, warranties, covenants or obligations contained in this Agreement or the Quality Agreement, or (ii) Client’s negligence or wilful misconduct in performing this Agreement or the Quality Agreement, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Patheon, its officers, employees, or Affiliates.

10.5      Indemnity Procedure.

A party (the “Indemnitee”) that intends to claim indemnification under Section 10.3 or 10.4 will notify the other party (the “Indemnitor”) promptly in writing of any action, claim or liability for which the Indemnitee believes it is entitled to claim indemnification, but the failure to give timely notice to the Indemnitor will not release the Indemnitor from any liability to the Indemnitee except to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitor will have the right, by notice to the Indemnitee, to assume the defense of the action or claim within 15 days after the Indemnitor’s receipt of notice of the action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor assumes the defense, the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the

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Indemnitee.  The party not assuming the defense of the claim will give reasonable assistance to the party assuming the defense, and all reasonable out-of-pocket costs of this assistance will be for the account of the Indemnitor.  No claim will be settled other than by the party defending the claim, and then only with the consent of the other party which will not be unreasonably withheld or delayed. But the Indemnitee will have no obligation to consent to any settlement of any action or claim which imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor, and the Indemnitee will have no right to withhold its consent to any settlement of any action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer.

10.6      Validation Batches.

Where Product validation batches are manufactured by Patheon under the Development Agreement and then released by Patheon for commercial sale or distribution by Client, the performance of the Development Services including the manufacture of the Product validation batches will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement will apply to the Product after release by Patheon.

11.      Confidentiality

11.1      Confidential Information.

“Client’s Confidential Information” means any information disclosed by or on behalf of Client to Patheon or its Affiliates or agents (and their respective officers, directors, employees and agents) (each of the foregoing together “Patheon’s Representatives”) (whether disclosed in oral, written, electronic or visual form), before or after the Effective Date and throughout the Term, to the extent the information relates to Client, the Products or the substantive terms or performance of this Agreement or the Quality Agreement and any information derived by Patheon or Patheon’s Representatives or otherwise coming to their respective attention while performing the Manufacturing Services or any other obligation contained in this Agreement, or the Quality Agreement to the extent related to the Client, the Products or the Manufacturing Services including, without limitation, information relating to the Client’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, trade secrets, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, the batch release documentation and all analyses, compilations, studies, reports or other documents prepared by or on behalf of Patheon or Patheon’s Representatives containing Confidential Information will be considered Client’s Confidential Information. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Client’s Confidential Information.  As between Patheon and Client, Client has title and exclusive ownership of Client’s Confidential Information.

“Confidential Information” means either Client’s Confidential Information or Patheon’s Confidential Information, as the context requires.

“Patheon’s Confidential Information” means any information disclosed by Patheon, contained in or otherwise agreed to by Patheon and Client in or in connection to this Agreement, any Product Agreement,

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the Quality Agreement or the Pharmacovigilance Agreement and any information disclosed by or on behalf of Patheon to Client or its Affiliates or agents (and their respective officers, directors, employees and agents) (each of the foregoing together “Client’s Representatives”) (whether disclosed in oral written, electronic or visual form),including, without limitation, information relating to the Patheon’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, trade secrets, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to its manufacturing capabilities and operations, before or after the Effective Date and throughout the Term, in each case to the extent the information relates to Patheon or Patheon’s Representatives or any Manufacturing Sites and is not Client’s Confidential Information.  As between Patheon and Client, Patheon has title and exclusive ownership of Patheon’s Confidential Information.

For the purposes of this Section 11, a party receiving or otherwise in possession of Confidential Information of the other party (including through its Representatives) is a “Recipient”, and a party disclosing or otherwise having proprietary rights of Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”.

11.2      Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations and exercising its rights under this Agreement. Except as set forth in this Agreement, Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement.  Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature. Each party, in its capacity as a Recipient, will be liable for the acts and failures to act by its respective Representatives for the improper use, disclosure, distribution, protection or handling of the Confidential Information of the Disclosing Party as the actions or failures were committed directly by the Recipient.

11.3      Exclusions.

The obligations of confidentiality in this Section 11 will not apply to the extent that Confidential Information:

(a)    is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b)    is lawfully in the Recipient's possession at the time of disclosure by the Disclosing Party outside the context of the Manufacturing Services or the Development Services and other than as a result of the Recipient's breach of any legal, contractual, or fiduciary obligation or duty;

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(c)    is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party or its Representatives, having the legal right to disclose the Confidential Information of the Disclosing Party if the other source is not known (after reasonable due inquiry) by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;

(d)    is independently developed by the Recipient outside the context of the Manufacturing Services or the Development Services and without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or

(e)    is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.

11.4      Photographs and Recordings.

Neither party will take any photographs or videos of the interior of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5      Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule applicable to it. But, to the extent lawful, the Recipient will advise the Disclosing Party in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if requested, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations under this Section 11 with respect to information so disclosed. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

11.6      Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return or otherwise deliver the Confidential Information of the Disclosing Party to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information of the Disclosing Party that is in tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information, except for one copy which may be maintained by the Recipient in the sole and exclusive custody of its legal department to be held for the sole purpose of assessing compliance with the terms of this Agreement. The retained copy will remain subject to all confidentiality provisions contained in this Agreement. Client will not unreasonably require the return of Confidential Information that is necessary or useful to perform the

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Manufacturing Services.  Patheon will not unreasonably require the return of Confidential Information that is necessary or useful to exercise its rights under this Agreement.

11.7      Remedies.

The parties acknowledge that monetary damages will not be sufficient to remedy a breach by either party of this Section 11 and therefore agree that the non-breaching party will be entitled to specific performance, injunctive or other equitable relief in any court of competent jurisdiction (notwithstanding Section 13.15) to prevent breaches of this Section 11 and to specifically enforce Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.  Each party agrees to waive any bond requirement as a condition to the grant of any equitable relief.

11.8      Survival.

The obligations contained in this Section 11 will survive any termination of this Agreement for seven years from the last day of the Term.

12.      Intellectual Property

12.1      Inventions.

(a)    For the term of this Agreement, Client grants to Patheon a [***].  This license does not extend to Client’s Affiliates, Licensees or any third party absent a license granted by Client to the third party, or other separate written consent by Client in each case.

(b)    All Client Intellectual Property will be the exclusive property of Client.

(c)    All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties, Patheon grants to Client a [***].

(d)    Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)    Each party will give the other party written notice, as promptly as practicable, of all Inventions that comprise either the Client Intellectual Property or the Patheon Intellectual Property, in each case developed by Patheon while performing any Manufacturing Services or Development Services.

12.2      Intellectual Property.

Except as expressly set out in Section 12.1 or otherwise in this Agreement, neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party in writing or as required for the performance of its obligations or exercise of its rights under this Agreement. Client may use the Patheon Intellectual Property and Patheon Confidential

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Information licensed to Client under Section 12.1(c) in the manufacture of the Product, whether internally or by one or more third parties.

13.      Miscellaneous

13.1      Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years after that. This insurance will have policy limits of not less than: (i) [***] for each occurrence for personal injury or property damage liability; and (ii) [***] in the aggregate per annum for product and completed operations liability.  If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days' written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will without delay notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.2      No Agency or Partnership.

The parties are independent contractors and this Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.3      No Waiver.

Neither party's failure to require the other party to comply with any provision of this Agreement will be considered a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2(a) of this Agreement.

13.4      Assignment.

(a)    Patheon may not assign this Agreement or any of its associated rights or obligations thereunder without the written consent of Client. Notwithstanding the foregoing, Patheon may assign this Agreement (i) to any of its Affiliates or (ii) to a successor to or purchaser of all or substantially all of its business, if (I) performance of activities hereunder remains at the Manufacturing Site, (II) the FDA registration number for the Manufacturing Site does not change and (III) the assignee executes an agreement with Client whereby it agrees to be bound by the obligations of this Agreement owed to Client. Any assignment in violation of this Agreement will be void.

(b)    Subject to Section 8.2(d), Client may assign this Agreement or any of its associated rights or obligations thereunder (in whole or in part) without approval from Patheon to (each of the following a “Permitted Assignee”): (i) a successor to all of Client’s business or purchaser of all or substantially all of Client’s assets or business related to the Product, (ii) any licensee or

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partner of Client where the licensee or partner has been granted the rights to market, distribute or sell the Product in the Territory (or any part thereof), or (iii) to an Affiliate. Promptly upon the assignment to a Permitted Assignee, the Client will give Patheon written notice of the assignment and copies of all instruments of assignment, and any Permitted Assignee will covenant in writing with Patheon to be bound by the terms of this Agreement to the extent assigned to the Permitted Assignee. Client may not assign this Agreement or any of its associated rights or obligations thereunder to any person other than a Permitted Assignee without the written consent of Patheon.

(c)    Any assignment in violation of this Section 13.4 will be considered void.

13.5      Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, cyber-attacks, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order, regulation, or enforcement decision of any Authority (a "Force Majeure Event").  A party claiming a right to excused performance under this Section 13.5 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance, and will use commercially reasonable efforts to mitigate the contingency and recommence its performance of the obligation as soon as commercially practicable. If a Force Majeure Event causes a partial but not complete inability to perform its obligations under this Agreement, that Party will perform to the maximum extent it is able to, if a Force Majeure Event results in a partial reduction in manufacturing capacity at a Manufacturing Site, (a) to the extent reasonably practical, Patheon will supply Client proportionately with Patheon’s other customers and (b) Client may obtain the balance of Product required from any one or more third persons or produce the Product itself without any liability for violation of Section 2.2. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.  If a Force Majeure Event is not resolved within 120 days, the other party may terminate this Agreement on written notice.

13.6      Additional Product and Services.

Additional Product may be added to this Agreement by amendment. If Client requests services other than those expressly set out in this Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

13.7      Notices.

Any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:

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If to Client:

Ardelyx, Inc.

[***]

Attention: [***]

Email address: [***]

With a copy to: [***]

Email address: [***]

If to Patheon:

Patheon Pharmaceuticals Inc.

[***]

Attention:  [***]

Email address: [***]

or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.7. Notices or written communications made or given by personal delivery, or email will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.

13.8      Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.9      Entire Agreement.

This Agreement, together with its Appendices and the Quality Agreement constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and supersedes all previous written or oral negotiations, commitments, representations, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by or relied on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, this Agreement will prevail over the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).

13.10    Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.11    No Third Party Benefit or Right.

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Nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement (except that Patheon Affiliates acting as subcontractors under this Agreement may enforce Sections 10.1 and 10.2 and Client Licensees may enforce their rights under Section 7.5). The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

13.12    Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

13.13    Use of Name.

Neither party may use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party, unless required in connection to a Regulatory Approval or any communications with a Regulatory Authority.

13.14    Taxes.

Any payment to Patheon under this Agreement is exclusive of value added taxes, turnover, taxes, or similar taxes.

13.15    Governing Law and Jurisdiction.

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation are governed by the laws of the State of New York, United States of America, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.  Both parties hereby submit to the exclusive jurisdiction of: (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, for purposes of any lawsuit, action or other proceeding arising out of this Agreement. Each party agrees to commence any action, suit or proceeding either in the United States District Court for the Southern District of New York or, if the lawsuit, action or other proceeding may not be brought in that court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party agrees that service of any process, summons, notice or document by United States registered mail or recognized international courier service to the party’s respective address set forth in Section 13.7 of this Agreement will be effective service of process for any lawsuit, action or other proceeding in New York for any matters to which it has submitted to jurisdiction in this Agreement. Each party irrevocably and unconditionally waives any objection to the venue of any lawsuit, actions or other proceeding arising out of this Agreement or the transactions contemplated hereby in any of the foregoing courts. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.16    Dispute Resolution.

Disputes between the parties under this Agreement will be resolved as set forth in Appendix 2.

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[signature page follows]

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This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON PHARMACEUTICALS INC.		ARDELYX, INC.

By:	/s/ Amanda Bosse	By:	/s/ Jeff Jacobs
Name:	Amanda Bosse	Name:	Jeff Jacobs
Title:	President, DPD NA	Title:	C.S.O.
Date:	18 May 2020	Date:	5/18/2020

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APPENDIX 1 – Commercial Supply Pricing

Omitted pursuant to Regulation S-K, Item 601(a)(5).

[***]

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APPENDIX 2 – Dispute Resolution

Negotiation

If any dispute arises out of this Agreement, the parties will first try to resolve it amicably.  Any party may send a notice of a dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice, an appropriate single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute.  If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative as required above: for Technical Disputes, the expert determination procedure may be started by either party; and for all other disputes, each party will refer the dispute immediately to the Chief Operating Officer or equivalent (or another senior manager as he/she may designate) (“Senior Officers”) who will meet and discuss as necessary to try to resolve the dispute amicably.  Nothing in this Agreement will preclude any party from seeking interlocutory relief (including, without limitation, injunctive relief).  If the Senior Officers fail to resolve the dispute, either party may pursue alternative action including commencement of court proceedings in a court of competent jurisdiction.

Technical Disputes

If a dispute arises between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement, including conformance of Product to applicable Specifications (a "Technical Dispute"), the parties will use all reasonable efforts to resolve the dispute by amicable negotiations as provided above. If the parties are unable to resolve a Technical Dispute by negotiation, the Technical Dispute will, at the written request of either party, be referred for determination to an expert in the following manner:

(a)    Appointment of Expert. Within [***] Business Days after the written request, the parties will appoint a single agreed expert with experience and expertise in the subject matter of the dispute. As a condition of the expert’s appointment, the parties will ensure that the expert agrees to disclose any actual or potential conflicts of interest promptly as they arise. The parties do not intend that the expert acts as an arbitrator.

(b)    Procedure. The parties will require the expert to provide an opinion on each referred issue (with reasonably detailed reasoning) within [***] Business Days (or as agreed by the parties with the expert). Each party will give to the expert all the evidence and information within their respective possession or control as the expert may reasonably request, which they will disclose promptly and in any event within [***] Business Days of a written request from the expert to do so. At all times the parties will co-operate in good faith and seek to narrow and limit the issues to be determined.

(c)    Final and Binding. The determination of the expert will, except for fraud or manifest error or where an unapproved conflict of interest is discovered, be final and binding upon the parties with respect to the referred Technical Dispute.

Costs. Each party will bear its own costs for any matter referred to an expert under this Appendix 2 and, in the absence of express agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

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APPENDIX 3 – API Yield Calculation

Omitted pursuant to Regulation S-K, Item 601(a)(5).

[***]

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APPENDIX 4 – Price Adjustments

Omitted pursuant to Regulation S-K, Item 601(a)(5).

[***]

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